Exhibit 10.1

SPS COMMERCE, INC.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Executive Severance and Change in Control Agreement (the “Agreement”), dated effective as of             , 2016 (the “Effective Date”), is entered into by and between                      (“Employee”), and SPS Commerce, Inc., a Delaware corporation, with offices at Accenture Tower, 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402 (“Employer”).

WHEREAS, Employer is engaged in the business of developing, marketing and distributing computer software products and services; and

WHEREAS, Employee is currently employed by Employer as Employer’s                     ; and

WHEREAS, Employee and Employer are parties to an At-Will/Confidentiality Agreement Regarding Certain Terms and Conditions of Employment At SPS Commerce, Inc., dated             , 20     (the “Existing Employment Agreement”); and

WHEREAS, Employee is willing to continue to be employed by Employer, and Employer is willing to continue to employ Employee, on the terms, covenants, and conditions included in the Existing Employment Agreement and as hereinafter set forth.

For the reasons set forth above, and in consideration of the mutual promises and agreements hereinafter set forth, Employer and Employee agree as follows:

1. TERM. Employer and Employee agree that the term of this Agreement is the period commencing on the Effective Date and continuing until Employee’s employment with Employer is terminated (the “Term”). Employee understands that Employer is an at-will employment employer, and that this means the employment relationship may be terminated by either party at any time and for any reason and that this Agreement is not a contract for employment for any specific length of time.

2. VESTING OF OPTIONS AND OTHER EQUITY UPON A CHANGE IN CONTROL. If a Change in Control (as defined in the SPS Commerce, Inc. 2001 Stock Option Plan, as amended (the “Stock Option Plan”)) occurs during the Term and Employee is employed by Employer as of the date of the Change in Control, then one hundred percent (100%) of all of Employee’s unvested stock options, restricted stock units or other equity awards as of the Change in Control (the “Unvested Equity”) will become fully vested as of the Change in Control.

3. TERMINATION; EFFECT OF TERMINATION.

a. Involuntary Termination Without Cause Prior to a Change in Control. If Employer terminates Employee’s employment without Cause, and provided that such termination of employment occurs prior to a Change in Control, then, subject to the conditions identified below, Employer shall:

(i) pay Employee severance equal to twelve (12) months of Employee’s base salary as of immediately prior to the Termination Date, less normal payroll withholdings, provided that such severance shall not exceed two times the lesser of (A) the Code § 401(a)(17) compensation limit for the year in which the Termination Date occurs, or (B) Employee’s annualized compensation based upon the annual rate of pay for services to Employer for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service), with such severance payable to Employee over the twelve (12) month period commencing from and after the Termination Date, in accordance with Employer’s normal payroll schedule; provided, however, that any installments that otherwise would be payable on Employer’s regular payroll dates between the Termination Date and the expiration of the rescission period applicable to Release will be delayed until Employer’s first regular payroll date that is after the expiration of the rescission period applicable to Release and included with the installment payable on such payroll date, and provided further that if the severance otherwise payable to Employee is reduced to zero (0) by application of the maximum limitation identified above, then Employer shall in the alternative pay Employee severance equal to twelve (12) months of Employee’s base salary as of immediately prior to the Termination Date, less normal payroll withholdings, payable to Employee over the twelve (12) month period commencing from and after the Termination Date, in accordance with Employer’s normal payroll schedule, except that any amounts that remain payable as of the Short-Term Deferral Deadline shall be paid in a lump sum no later than the Short-Term Deferral Deadline;

(ii) pay Employee an amount equal to one hundred percent (100%) of Employee’s target annual cash incentive bonus for Employer’s fiscal year during which the Termination Date occurs, payable to Employee in a lump sum no later than sixty (60) calendar days after the Termination Date, and

(iii) if Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage with Employer following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that Employer would pay if Employee remained employed by Employer, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (A) the twelve (12) month anniversary of the Termination Date, (B) the date Employee becomes eligible for group health insurance coverage from any other employer, or (C) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with Employer under applicable law.

Payment of any severance pay or benefits under this Section 3.a. will be conditioned on Employee’s execution (and non-rescission) of a Release and continued compliance with Employee’s obligations under this Agreement and the Existing Employment Agreement. Any severance payments under this Section 3.a. shall be subject to normal payroll withholdings. Employer and Employee intend the severance payments and benefits under this Section 3.a. to be a “short-term deferral” under Treas. Reg. § 1.409A-1(b)(4) and/or a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).

b. Resignation for Good Reason Prior to a Change in Control. If Employee resigns for Good Reason, and provided that such termination of employment occurs prior to a Change in Control, then, subject to the conditions identified below, Employer shall:

(i) pay Employee severance equal to six (6) months of Employee’s base salary as of immediately prior to the Termination Date, less normal payroll withholdings, provided that such severance shall not exceed two times the lesser of (A) the Code § 401(a)(17) compensation limit for the year in which the Termination Date occurs, or (B) Employee’s annualized compensation based upon the annual rate of pay for services to Employer for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service), with such severance payable to Employee over the six (6) month period commencing from and after the Termination Date, in accordance with Employer’s normal payroll schedule; provided, however, that any installments that otherwise would be payable on Employer’s regular payroll dates between the Termination Date and the expiration of the rescission period applicable to Release will be delayed until Employer’s first regular payroll date that is after the expiration of the rescission period applicable to Release and included with the installment payable on such payroll date, and provided further that if the severance otherwise payable to Employee is reduced to zero (0) by application of the maximum limitation identified above, then Employer shall in the alternative pay Employee severance equal to six (6) months of Employee’s base salary as of immediately prior to the Termination Date, less normal payroll withholdings, payable to Employee over the six (6) month period commencing from and after the Termination Date, in accordance with Employer’s normal payroll schedule, except that any amounts that remain payable as of the Short-Term Deferral Deadline shall be paid in a lump sum no later than the Short-Term Deferral Deadline;

(ii) pay Employee an amount equal to fifty percent (50%) of Employee’s target annual cash incentive bonus for Employer’s fiscal year during which the Termination Date occurs, payable to Employee in a lump sum no later than sixty (60) calendar days after the Termination Date, and

(iii) if Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage with Employer following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that Employer would pay if Employee remained employed by Employer, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (A) the six (6) month anniversary of the Termination Date, (B) the date Employee becomes eligible for group health insurance coverage from any other employer, or (C) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with Employer under applicable law.

Payment of any severance pay or benefits under this Section 3.b. will be conditioned on Employee’s execution (and non-rescission) of a Release and continued compliance with Employee’s obligations under this Agreement and the Existing Employment Agreement. Any severance payments under this Section 3.b. shall be subject to normal payroll withholdings. Employer and Employee intend the severance payments and benefits under this Section 3.b. to be a “short-term deferral” under Treas. Reg. § 1.409A-1(b)(4) and/or a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).

c. Involuntary Termination Without Cause or Resignation for Good Reason Upon or Within 12 Months After a Change in Control. If Employer terminates Employee’s employment without Cause upon or within twelve (12) months after a Change in Control, or in the event that Employee resigns for Good Reason upon or within twelve (12) months after a Change in Control, then Employer shall:

(i) pay Employee severance equal to twelve (12) months of Employee’s base salary as of immediately prior to the Termination Date, less normal payroll withholdings, provided that such severance shall not exceed two times the lesser of (A) the Code § 401(a)(17) compensation limit for the year in which the Termination Date occurs, or (B) Employee’s annualized compensation based upon the annual rate of pay for services to Employer for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service), with such severance payable to Employee over the twelve (12) month period commencing from and after the Termination Date, in accordance with Employer’s normal payroll schedule; provided, however, that any installments that otherwise would be payable on Employer’s regular payroll dates between the Termination Date and the expiration of the rescission period applicable to Release will be delayed until Employer’s first regular payroll date that is after the expiration of the rescission period applicable to Release and included with the installment payable on such payroll date, and provided further that if the severance otherwise payable to Employee is reduced to zero (0) by application of the maximum limitation identified above, then Employer shall in the alternative pay Employee severance equal to twelve (12) months of Employee’s base salary as of immediately prior to the Termination Date, less normal payroll withholdings, payable to Employee over the twelve (12) month period commencing from and after the Termination Date, in accordance with Employer’s normal payroll schedule, except that any amounts that remain payable as of the Short-Term Deferral Deadline shall be paid in a lump sum no later than the Short-Term Deferral Deadline;

(ii) pay Employee an amount equal to one hundred percent (100%) of Employee’s target annual cash incentive bonus for Employer’s fiscal year during which the Termination Date occurs, payable to Employee in a lump sum no later than sixty (60) calendar days after the Termination Date, and

(iii) if Employee is eligible for and takes all steps necessary to continue Employee’s group health insurance coverage with Employer following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), pay for the portion of the premium costs for such coverage that Employer would pay if Employee remained employed by Employer, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (A) the twelve (12) month anniversary of the Termination Date, (B) the date Employee becomes eligible for group health insurance coverage from any other employer, or (C) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with Employer under applicable law.

Payment of any severance pay or benefits under this Section 3.c. will be conditioned on Employee’s execution (and non-rescission) of a Release and continued compliance with Employee’s obligations under this Agreement and the Existing Employment Agreement. Any severance payments under this Section 3.c. shall be subject to normal payroll withholdings. Employer and Employee intend the severance payments and benefits under this Section 3.c. to be a “short-term deferral” under Treas. Reg. § 1.409A-1(b)(4) and/or a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).

d. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Cause” shall have the meaning ascribed to such term as set forth in the Stock Option Plan.

(ii) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder.

(iii) “Employer” shall include any current or future successor, parent, subsidiary, affiliate or other joint venture partner to which any right or obligation has been assigned or delegated by SPS Commerce, Inc. or by operation of law.

(iv) “Good Reason” shall mean the occurrence of any of the following events, in each case without Employee’s consent: (A) a material reduction in Employee’s base salary, (B) a material reduction in Employee’s employment responsibilities, or (C) a relocation of Employee’s primary work location by more than thirty (30) miles, provided that Employee first gives notice of the event giving rise to Good Reason to the Employer within ninety (90) days of the first occurrence of the event, and provided further that upon giving notice Employee provides Employer thirty (30) days in which to remedy the event and not be required to pay the severance pay or benefits set forth in Section 3.b. or Section 3.c. Notwithstanding anything to the contrary in this Section 3.d.(iv), Employee shall not be deemed to have resigned for Good Reason, and Employee shall not be entitled to payments upon Employee’s resignation under this Agreement, unless Employee’s Termination Date following Employee’s resignation for Good Reason occurs within twelve (12) months following the first occurrence of the event giving rise to Good Reason.

(v) “Release” means a standard release of claims in the form provided by Employer at the time of a termination for which Employee is eligible to receive severance pay or benefits under Section 3.a., Section 3.b. or Section 3.c.

(vi) “Service Recipient” shall have the meaning set forth in Treas. Reg. § 1.409A-1(g).

(vii) “Short-Term Deferral Deadline” shall mean the date that is the 15th day of the third month following the end of the later of the calendar year, or the Service Recipient’s taxable year, in which the Termination Date occurs.

(viii) “Termination Date” shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Code and the regulations and guidance thereunder.

4. SURVIVAL OF CERTAIN TERMS OF THE EXISTING EMPLOYMENT AGREEMENT. This Agreement supersedes and replaces Sections 10, 11, 18, 19 and 20 of the Existing Employment Agreement in their entirety. All other terms of the Existing Employment Agreement remain in full force and effect in accordance with their terms.

5. MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by both parties.

6. CHOICE OF LAW, JURISDICTION, AND VENUE. The validity, construction and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to any choice of laws provisions thereof. The parties further agree that any litigation or proceeding arising out of, or relating to, this Agreement (whether the same sounds in tort or contract or both) shall be commenced and maintained in a federal or state court located in Hennepin County, Minnesota, and for such purpose the parties consent to any such court’s exercise of personal jurisdiction over them.

7. ASSIGNMENTS. This Agreement is personal in nature and cannot be assigned by Employee. The terms, conditions, covenants, and representations herein shall inure to and be binding upon the heirs and representatives of Employee and shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

8. SEVERABILITY. Agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreement or covenants were not contained herein.

9. SECTION 409A. This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2)(3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

10. TAXES. Employer may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as Employer shall determine are required to be withheld pursuant to any applicable law or regulation. Employee shall be solely responsible for the payment of all taxes due and owing with respect to any compensation provided to Employee hereunder.

11. COMPLETE AGREEMENT. This Agreement, the provisions of the Existing Employment Agreement that have not been explicitly superseded and replaced by this Agreement, and any stock option or other equity agreements between Employer and Employee contain the complete agreement concerning the terms and conditions of the employment arrangement between the parties. Except for the provisions of the Existing Employment Agreement that have not been explicitly superseded and replaced by this Agreement and any stock option or other equity agreements between Employer and Employee, each of which shall remain in full force and effect in accordance with its terms, this Agreement shall, as of the Effective Date, supersede all other agreements between the parties. The parties stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representations including the execution and delivery hereof except such representations as are specifically set forth herein and the parties hereto acknowledge that they have relied on their own judgment in entering into this Agreement.

SPS COMMERCE, INC.

EMPLOYEE	EMPLOYER

By:	By:

Its:

Date:	Date: